Exhibit 10.1

AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment of Executive Employment Agreement is entered into as of May 14, 2013 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (“Employer”), and Michael F. Neidorff (the “Executive”).

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of November 8, 2004 (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement in order to extend the current term of the Agreement and to make various related changes to the Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.Section 1(a) is amended so that the first sentence thereof reads as follows:

Subject to earlier termination as provided herein, Employer hereby agrees to employ and continue in its employ the Executive, and the Executive hereby accepts such employment and agrees to remain in the employ of Employer, for the period commencing on the date hereof and ending on December 31, 2017.

2.Section 3 is amended to add a new subsection (i) to read as follows:

(i)    Extension Grant. On the date hereof, Executive shall be granted 30,000 restricted stock units of the Employer (“Extension RSU Grant”), payable only in shares of Employer's stock. The Extension RSU Grant will vest and become non-forfeitable on later of (I) the third anniversary of the date of grant or (II) the date that the Executive has identified a successor Chief Executive Officer of the Employer who has been approved by the Board (which approval shall not be unreasonably withheld). Vested RSUs shall be converted into shares of Employer's stock and distributed to Executive on the later of (i) the January 15 following the year in which the Executive's Date of Termination occurs, or (ii) the date which is six (6) months after the Executive's Date of Termination.

3.Section 4(c)(i) is amended to delete subsection (8) thereof.

4.Section 5(d)(ii) is amended to read as follows:

(ii)    If the Date of Termination occurs on or before December 31, 2016, the Executive shall be entitled to receive the product of (A) two (2) times (B) the sum of his (I) then-current Base Salary plus (II) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved (the “Severance Amount”), payable in cash in substantially equal installments pursuant to Employer's payroll practices as in effect from time to time over 24 months. If the Date of Termination occurs on or after January 1, 2017 and on or before December 31, 2017, the Severance Amount will be the product of (A) one (1) times (B) the sum of his (I) then-current Base Salary plus (II) the maximum amount the Executive could have earned as a Target Bonus for the year of termination if all goals and targets for payment were achieved, which product will be multiplied by a fraction, the numerator of which is the number of full and fractional months remaining until December 31, 2017 (but not less than six (6), and the denominator of which is twelve (12). The amount determined in the preceding sentence shall be payable in cash in substantially equal installments pursuant to the Employer's payroll practices as in effect from time to time over the number of months used in the numerator in the preceding sentence. Notwithstanding the foregoing, to the extent delay in payments under this Section 5(d)(ii) is determined to be necessary to prevent the application of and/or adverse tax consequences under Code Section 409A, then such payments shall not commence until the date which is six (6) months after the date of the Executive's “separation from service” as that term is defined in regulations or other guidance issued under Code Section 409A;

5.Section 6(c) is amended to read as follows:

(c)    If, for any reason, any part or all of the amounts payable to Executive under this Agreement (or otherwise, if such amounts are in the nature of compensation paid or payable by the Employer or any of its subsidiaries after there has been a Change in Control) (collectively “Total Payments”) are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision, and would be subject to the excise tax imposed by Section 4999 of the Code or any successor or similar provision, such Total Payments shall be reduced to the extent necessary such that no amounts paid or payable to Executive shall be deemed excess parachute payments subject to excise tax under Section 4999 of the Code; provided, however, that no such reduction shall occur if (i) the net amount of such Total Payments as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is less than (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such unreduced Total Payments and the amount of excise taxes to which the Executive would be subject in respect of such unreduced Total Payments). All determinations required to be made under this Section 6(c) and the assumptions to be utilized in arriving at such determination shall be made by an independent, nationally recognized accounting firm designated by the Employer (the “Auditor”). The Auditor shall provide detailed supporting calculations to both the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive or the Employer that there has been a Payment, or such earlier time as is requested by the Employer. All fees and expenses of the Auditor shall be paid by the Employer. All determinations made by the Auditor shall be binding upon the Employer and the Executive.

6.The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MICHAEL F. NEIDORFF	CENTENE CORPORATION
/s/ Michael F. Neidorff	By: /s/ Robert K. Ditmore
Its: Lead Director, Chairman Compensation Committee